As filed with the Securities and Exchange Commission on
                                October 10, 1996
                          Registration No. 33-________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    PSC INC.
             (Exact name of Registrant as specified in its charter)

        New York                                        16-0969362
(State or other jurisdiction of            (IRS Employer Identification Number)
incorporation or organization)

                                 675 Basket Road
                             Webster, New York 14580
                                  (716) 265-1600
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                                 L. Michael Hone
                             Chief Executive Officer
                                    PSC Inc.
                                 675 Basket Road
                                Webster, NY 14580
                            Telephone: (716) 265-1600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

                           Martin S. Weingarten, Esq.
                Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP
                                2400 Chase Square
                               Rochester, NY 14604


Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_X_]





                                    CALCULATION OF REGISTRATION FEE
       Title of each class              Amount         Proposed maximum           Proposed             Amount of
       of securities to be               to be          offering price             maximum            registration
           registered                 registered       per share price(1)        aggregate offering      fee
---------------------------------- ------------------ -------------------- ------------------------ -----------------
---------------------------------- ------------------ -------------------- ------------------------ -----------------

     Common Stock, par value            977,135             $6.875               $6,717,803            $2,035.70
         $.01 per share
---------------------------------- ------------------ -------------------- ------------------------ -----------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low sale prices reported on the Nasdaq National Market on October 4, 1996.

                             -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                 977,135 Shares


                                       PSC


                                  Common Shares

         This Prospectus has been prepared in conjunction with the distribution of up to 977,135 Common Shares, $.01 par value (the "Shares"), of PSC Inc. (the "Company" or "PSC"), proposed to be sold from time to time by the Selling Shareholder named herein. See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder. The costs and expenses of registering the Shares covered by this Prospectus will be paid by the Company.

         The Company's Common Shares are quoted on the Nasdaq National Market under the symbol PSCX. On October 9, 1996 the last reported sale price for the Common Shares was $7.625 per share.


  The Shares offered hereby involve a high degree of risk. See "Risk Factors."



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Subject to the provisions contained in certain agreements, the distribution of the Shares by the Selling Shareholder may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq National Market (or any exchange on which the Common Shares may then be listed), in negotiated transactions or otherwise. Sales will be effected at such prices and for such consideration as may be obtainable from time to time. Commission expenses and brokerage fees, if any, will be paid by the Selling Shareholder. See "Selling Shareholder" and "Plan of Distribution."

         No person is authorized to give any information or to make any representation, other than those contained in or incorporated by reference in this Prospectus, and any information or representations not contained in or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities under any circumstances where such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


October ___, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D. C. 20549, and at the Commission's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. In addition, the Company's Common Shares are listed on the Nasdaq National Market, and the aforementioned materials may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington,
D. C. 20006.

         Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company' Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 1996, the Company's Current Report on Form 8-K dated May 22, 1996, the Company's Current Report on Form 8-K dated July 25, 1996, Form 8-K/A relating thereto dated September 23, 1996, and amendment No. 1 to Form 8-K/A dated September 26, 1996, the Company's Proxy Statement dated March 25, 1996 and the description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A filed by the Company with the Commission on August 31, 1981 are hereby incorporated by reference in this Prospectus, except as superseded or modified herein. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to William J. Woodard, Vice President, Finance and Treasurer, at the Company's principal executive offices at 675 Basket Road, Webster, NY 14580 (telephone (716) 265-1600).

                                   THE COMPANY

         PSC Inc. ("PSC" or the "Company") designs, manufactures and markets a comprehensive line of handheld, countertop, in-counter and fixed position laser based bar code scanners, scan engines and verifiers and automated carton dimensioning systems and retail automation systems for the worldwide automatic identification and data collection ("Auto ID") market. By identifying, collecting, processing and transmitting data, the Company's scanning products serve as the "front end" of terminals or host computers used by industry, business and government to manage and control production, warehousing, distribution, sales and service. Headquartered in Rochester, New York, the Company has manufacturing facilities in Rochester, Eugene, Oregon, Orlando, Florida and Paris, France. The Company has sales and service offices throughout North America, Europe, Asia and Australia.

         Recent Development. On July 12, 1996, PSC and certain of its subsidiaries acquired from Spectra-Physics, Inc. ("SPI") and certain of its affiliated entities all of the outstanding stock of Spectra-Physics Scanning Systems, Inc. ("Scanning"), 72% of the outstanding stock of TxCom S.A. ("TxCom"), and certain other assets, which collectively comprised the Data Capture Group ("Spectra Data Capture Group") of Spectra-Physics AB, a multinational corporation based in Sweden. Scanning, which is headquartered in Eugene, Oregon, is a leading provider of countertop and in-counter bar code scanners used primarily in retail checkout applications. In 1995, the Spectra Data Capture Group had net sales of $101,627,000. By integrating Scanning's lines with its existing lines of scanners, the Company believes it now offers one of the broadest product lines in the industry. In addition, the Company believes that the acquisition of Scanning will provide the opportunity for its hand held laser scanners to be sold through Scanning's retail and international distribution structure.

         The acquisition price of $138,997,000 was paid by $123,997,000 in cash, $10,000,000 in PSC Common Shares (977,135 shares) and $5,000,000 by a
Subordinated Installment Promissory Note. The cash portion was funded by a combination of the Company's existing cash and Senior Debt ($92.5 million) and Subordinated Debt ($30 million). In connection with the Subordinated Debt warrants ("Warrants") evidencing rights to purchase an aggregate of 975,000 Common Shares of the Company were issued and sold to the purchasers of the Subordinated Debt. Said Warrants have an exercise price of $9.48 per share and may be exercised between July 12, 1997 and July 12, 2006. Holders of the Warrants have certain rights relating to registration and to the repurchase by the Company of the Warrants and the shares issued upon the exercise of the Warrants under certain circumstances.

         The acquisition will be accounted for as a purchase. The Company allocated $60 million of the purchase price to acquired in-process research and development. In accordance with Generally Accepted Accounting Principles, this amount was written-off, resulting in a one-time charge to the Company's earnings in the third quarter.

         On September 9, 1996, the name of Scanning was changed to PSC Scanning, Inc.

         PSC was incorporated in the State of New York in 1969. The Company's headquarters are located at 675 Basket Road, Webster, New York, and its telephone number is (716) 265-1600.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby.

         Substantial Leverage. The Company incurred substantial indebtedness in connection with the acquisition of the Spectra Data Capture Group: (i) $92.5 million in Senior Debt, (ii) $30 million in Subordinated Debt and (iii) $5 million in a Subordinated Installment Promissory Note. See "The Company - Recent Development." After giving pro forma effect to the Spectra Data Capture Group acquisition, at June 30, 1996, the Company's long-term indebtedness would have been $122.8 million and the Company would have had a shareholders' equity of $22.7 million. The degree to which the Company is leveraged could have important consequences to the holders of the Shares, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the agreements governing the Company's long-term indebtedness contain certain restrictive financial and operating covenants; (iv) certain indebtedness under the Senior Debt will be at variable rates of interest, which would cause the Company to be vulnerable to increases in interest rates; (v) all of the indebtedness outstanding under the Senior Debt is secured by substantially all the assets of the Company;' (vi) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (vii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (viii) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business.

         Debt Service. As a result of the indebtedness incurred in connection with the acquisition of the Spectra Data Capture Group, a substantial portion of the Company's cash flow will be devoted to debt service. The ability of the Company to continue making payments of principal and interest will be largely dependent upon its future performance. Many factors, some of which will be beyond the Company's control, such as prevailing economic conditions, will affect its performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Company, that the Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. In addition, the ability of the Company to raise funds by selling assets is restricted by the Senior Debt.

         Technological Change. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and changing customer needs. The Company's future success will depend on its ability to enhance its current products, to develop new products on a timely and cost-effective basis and to respond to changing customer needs and technological developments. Certain of the Company's competitors spend larger amounts on research and development efforts than the Company. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delay in product development or introduction, could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company will be successful in developing new products or enhancing its existing products on a timely or cost-effective basis, or that such new products or product enhancements will achieve market acceptance.

         Management of Growth. The Company is experiencing a period of rapid growth that could place a significant strain on its resources. A component of the Company's business strategy is to complement internal growth with strategic acquisitions. There can be no assurance that the Company will be able to operate acquired businesses profitably or otherwise implement its growth strategy successfully. The Company's ability to manage its growth and integrate any newly-acquired entities will require it to continue to improve its operations and its financial and management information systems, and to motivate and effectively manage its employees. If the Company's management is unable to manage such growth effectively, the quality of the Company's products, its ability to identify, hire and retain key personnel and its results of operations could be materially adversely affected.

         Spectra Data Capture Group Acquisition. The successful integration of the Spectra Data Capture Group is important to the Company's future financial performance. The anticipated benefits of this acquisition may not be achieved unless the Spectra Data Capture Group is successfully integrated with the Company's existing operations, which will require substantial attention from the Company's management. If the Company's management is unable to manage this integration effectively, the Company's business and results of operations could be materially adversely affected. See "The Company - Recent Development."

         Dependence on Sales by Third Parties; Significant Customers. The Company's net sales are dependent upon the ability of its original equipment manufacturer ("OEM"), value added reseller ("VAR"), distributor and systems integrator customers to develop and sell products that incorporate the Company's scanning products. Factors, including economic conditions, patent positions, inventory positions, the ability to sell the Company's products to end users, regulatory requirements and other marketing restrictions, that adversely affect the operations of the Company's OEM, VAR, distributor and systems integrator customers can have a substantial impact upon the Company's financial results. No assurances can be given that the Company's OEM, VAR, distributor and systems integrator customers will not experience financial or other difficulties that could adversely affect their operations and, in turn, the results of operations of the Company. During 1995, 1994 and 1993, Telxon Corporation ("Telxon") accounted for 17%, 22% and 16%, respectively, of PSC's net sales. In 1994, net sales to Intermec, a division of Western Atlas, accounted for 10% of net sales. In 1995, 1994 and 1993, approximately 14%, 12% and 24%, respectively, of the Spectra Data Capture Group's net sales were derived from sales to IBM. A significant decline in the Company's sales to Telxon or IBM could have a material adverse effect on the business, financial condition and results of operations of the Company.

         Intellectual Property; Pending Litigation. The Company's success is dependent in part on its ability to obtain patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company currently owns over 100 U.S. patents having expirations from the year 2002 to the year 2013 and also has certain foreign patents. The Company has filed, and intends to file, applications for additional patents covering its products. There can be no assurance that any of these patent applications will be granted, or that the Company will develop additional products that are patentable and do not infringe upon the patents of others, or that the patents issued to or licensed by the Company will provide the Company with a competitive advantage or adequate protection for its products. In addition, there can be no assurance that the Company's competitors will not develop technology or know-how, or obtain patents, that could limit the Company's ability to compete in the future or that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented by others.

     The Auto ID industry is characterized by substantial litigation regarding patent and other intellectual property rights. The Company aggressively defends its patents and other proprietary rights, and is currently a plaintiff in two lawsuits alleging patent infringements on the part of others, and these proceedings involve counterclaims against the Company. The Company has also commenced an action against Symbol Technologies, Inc. ("Symbol") for violation of the antitrust laws and unfair trade practices and for declaration of noninfringement and/or invalidity of certain of Symbol's patents. In that action, Symbol has counterclaimed alleging patent infringement and alleging breaches of certain Symbol-PSC License Agreements. PSC has informed Symbol that subsequent to the Spectra Data Capture Group acquisition it has been operating under certain Symbol-Scanning licenses rather than under the Symbol-PSC licenses. The status of PSC's licensing rights are before the courts. Although the Company maintains that Symbol's patents are invalid, that the Company has not infringed the patents, or both, and that the Symbol-Scanning License Agreements rather than the Symbol-PSC License Agreements are controlling, there can be no assurance that the actions will be decided or settled in the Company's favor. There can be no assurance that others will not assert claims against the Company that result in litigation. Any such litigation could result in significant expense, adversely impact the Company's marketing, give rise to certain indemnity rights on the part of customers, and divert the Company's attention from other matters. If any of the Company's products were found to infringe a third-party patent, the third party could be entitled to injunctive relief, which would prevent the Company from selling any such infringing products. In addition, the Company could be required to pay monetary damages. Although the Company could seek a license to sell products determined to infringe a third-party patent, there can be no assurance that a license would be available on terms acceptable to the Company. The Company could also attempt to redesign any infringing products so as to avoid infringement, although any effort to do so could be expensive and time-consuming, and there can be no assurance the effect would be successful.

         Competition. The Auto ID industry is highly competitive with rapid technological change and intellectual property developments representing key competitive factors. The Company also competes on the basis of innovative design, high qualify manufacturing, technical expertise in scanning, level of sales and support services, price and overall product functionality and fitness for use. Failure to keep pace with product and technological advances could negatively affect the Company's competitive position and prospects for growth. Several of the Company's competitors have substantially greater financial and other resources than the Company. In addition, other larger corporations could enter the Auto ID industry. No assurance can be given that the Company will be able to compete successfully against current and future competitors or that the competitive factors faced by the Company will not adversely affect its business, financial condition or results of operations.

         Dependence on Key Vendors. The Company's ability to produce and ship its products on schedule is highly dependent on timely receipt of an adequate supply of components and materials from its key vendors. The Company currently relies on single suppliers, some of whom manufacture at a number of locations, for some of the key components of its products. The Company could incur set-up costs and delays in manufacturing should it become necessary to replace key vendors due to work stoppages, shipping delays, financial difficulties or other factors and, under certain circumstances, these costs and delays could have a material adverse effect on the Company's results of operations.

         Product Transitions. The introduction of new and enhanced products requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excess levels of older material inventories and ensure that adequate supplies of new product can be delivered to meet customer demand. There can be no assurance that the Company will successfully manage the transition to selling new products. The failure to do so could have a material adverse effect on the Company's business and results of operations.

         Fluctuations in Operating Results. Historically, the Company has experienced variability in its quarterly results. Large orders can cause favorable or unfavorable variations in quarterly comparisons. In addition, the Company's results may vary significantly from quarter to quarter depending on other factors such as the timing of orders and shipments, the level of development, sales and marketing expense incurred in anticipation of future revenues and the timing of new product and applications announcements and releases by the Company and its competitors. Many of these factors are beyond the Company's control. The Company believes that quarterly period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. The Company believes that, in general, retailers are reluctant to install point-of-sale scanners during their peak fourth quarter selling period. This may have a negative effect on fourth quarter sales.

         Risks Associated with International Operations. PSC's sales to international customers increased from $6.8 million or 18% of total net sales in 1993 to $19.3 million or 22% of net sales in 1995 and the Spectra Data Capture Group's sales to international customers averaged approximately 53% of sales for the last three years. The Company intends to continue to expand its operations outside of the United States and to enter additional international markets and expects that international sales will represent a substantial portion of its revenues. This will require significant management attention and financial resources and will result in a significant portion of the Company's net sales being subject to the risks associated with international sales. Such risks include changes in regulatory requirements, compliance costs associated with quality control standards, special standards requirements, exposure to currency fluctuations, exchange rates, tariffs and other barriers, reduced portection for intellectual property rights in some countries, difficulties in staffing and managing international subsidiary operations, potentially adverse tax consequences, country-specific product requirements and political uncertainties. There can be no assurance that these factors will not have an adverse impact on the Company's ability to increase or maintain its international sales or on the Company's results of operations.

         Dependence on Key Personnel. The Company's future success depends in large part on the continued service of L. Michael Hone, Chairman of the Board and Chief Executive Officer, as well as on its other key technical and management personnel. Mr. Hone's current employment agreement expires on December 31, 1999. The Company is also dependent on its ability to continue to attract additional qualified employees, particularly design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such skilled personnel is intense and the loss of key employees could have a material adverse effect on the Company's results of operations.

         Volatility of Stock Price. The Company's Common Shares have experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of the Company, its competitors and other companies in the Auto ID industry. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market price of many technology companies and have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Shares.

         Nasdaq National Market Listing. PSC's Common Shares are currently quoted on the Nasdaq National Market. To maintain the listing of its Common Shares on the Nasdaq National Market, the Company must have, among other things, net tangible assets (total assets minus liabilities and good will) of at least $1,000,000. After giving pro forma effect to the Spectra Data Capture Group acquisition, at June 30, 1996, the Company would have had a negative net tangible asset figure of approximately ($49,855,000), primarily due to the goodwill associated with the acquisition. The failure of the Company to meet this maintenance criterion may result in the delisting of the Company's Common Shares from the Nasdaq National Market. The Company, meeting all of the other criteria for listing on the Nasdaq National Market, intends to seek a waiver of this requirement. However, there can be no assurance that such a waiver will be granted. If the Company's Common Shares are delisted from the Nasdaq National Market, the Company intends to make an application for quotation on the Nasdaq Small-Cap Market System. The Company believes that it meets all the criteria for listing on the Nasdaq Small-Cap Market System.

         Government Regulation. Certain products of the Company must comply with regulations promulgated by the United States Food and Drug Administration's Center for Devices and Radiological Health (CDRH), the Federal Communications Commission (FCC), as well as the Canadian Standard Association, the European Community Standards (CE) and TUV Rheinland (Europe), which are corresponding agencies for certain foreign countries. The Company's operations are also subject to certain federal, state and local requirements relating to environmental, waste management, health and safety regulations. The Company believes that its business is currently operated in compliance with applicable government, environmental, waste management, health and safety regulations. There can be no assurance that future regulations will not require the Company to modify its products to meet revised energy output or other requirements. Failure to comply with current or future regulations could have a material adverse effect on the Company's results of operations.

         Anti-Takeover Effects of Certain Charter and Bylaw Provisions. The Company's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws") contain certain provisions relating to corporate governance, to the rights of shareholders, and to the possible issuance of Preferred Shares. These provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change in control of the Company and may delay or make more difficult a merger, tender offer or proxy contest involving the Company. The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. In addition, the Certificate provides that shareholders may remove a director only for cause and only by the vote of the holders of two-thirds of the Common Shares of the Company. This provision, when coupled with the provision of the Certificate authorizing only the Board of Directors to fill vacant directorships, will preclude shareholders from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with their own nominees, and will make more difficult, and therefore may discourage, a proxy contest to change control of the Company. The Certificate also provides that special meetings of shareholders of the Company may be called only by the Board of Directors. These provisions of the Certificate may be changed only by the affirmative vote of the holders of two-thirds of the Common Shares of the Company entitled to vote on such matters at a meeting duly called for such purpose. The Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide prior written notice thereof, as set forth in the Bylaws. The Certificate provides that the Company's Preferred Shares may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine.

                                 USE OF PROCEEDS

         All proceeds from the sale of the Shares to be sold pursuant to this Prospectus will be for the account of the Selling Shareholder. As a consequence, the Company will not receive any proceeds from the sale of the Shares offered by the Selling Shareholder.

                               SELLING SHAREHOLDER

         Pursuant to an Asset and Stock Purchase Agreement dated May 20, 1996 and amended July 12, 1996, by and among PSC, SPI, and Spectra-Physics Holding,
S. A. ("SPHSA") (the "Purchase Agreement"), SPI received 977,135 Common Shares (the "Shares") of PSC as part of the consideration for the sale to PSC and certain of its subsidiaries of certain stock and assets owned by SPI and certain of its affiliated entitles. See "The Company - Recent Development."

         As described more fully below, the Shares are subject to the provisions of an Escrow Agreement (as hereinafter defined) and a Registration Agreement (as hereinafter defined).

         In accordance with the Purchase Agreement and pursuant to an Escrow Agreement dated as of July 12, 1996, by and among PSC, SPI and The Chase
Manhattan Bank, N.A., as escrow agent (the "Escrow Agreement"), SPI has delivered to an escrow agent 315,789 Shares acquired by SPI pursuant to the Purchase Agreement (together with any securities into which such shares may be converted by virtue of any merger or other reorganization during the term of the escrow, the "Escrowed Shares"), together with stock powers for such Escrowed Shares duly executed in blank.

         In accordance with the Escrow Agreement, the Escrowed Shares may be used to satisfy certain indemnification obligations of SPI and SPHSA under
Article VIII of the Purchase Agreement (an "Indemnification Claim"). Pursuant to the Escrow Agreement and as more fully described therein, on the earlier of January 12, 1997, or the first date on which PSC consummates a public offering of its equity securities, certain of the Escrowed Shares may be released from escrow and delivered to SPI, and on July 12, 1997, additional Escrowed Shares may be released from escrow and delivered to SPI when no Indemnification Claim made in accordance with the Escrow Agreement remains outstanding (or earlier, as described therein).

         During the period when Shares are held in escrow, SPI has the right to replace any number of the Escrowed Shares with cash, to vote or otherwise exercise all other shareholder rights with respect to the Escrowed Shares, to receive and to exercise any right to acquire further PSC stock or other securities distributed with respect to the Escrowed Shares, and to receive any dividends or other distributions declared and paid on the Escrowed Shares.

         Pursuant to a Registration Rights and Holdback Agreement dated as of July 12, 1996, by and between SPI and PSC (the "Registration Agreement"), PSC granted to SPI registration rights for the Shares, SPI agreed to certain restrictions on the sale of such Shares, and PSC agreed to certain restrictions on the sale of Common Shares in connection with a registered offering by SPI of its Shares.

         Until the earlier of July 12, 1997 or 180 days from the date of the consummation of the first public offering of equity securities by PSC after July 12, 1996, pursuant to the Registration Agreement, without PSC's prior written consent, SPI may not effect any public sale or distribution of the Shares received by SPI pursuant to the Purchase Agreement except pursuant to an available Piggyback Registration (as defined in the Registration Agreement).

         If PSC enters into an underwriting agreement in connection with a firm underwritten offering of its Common Shares, SPI will not, pursuant to the Registration Agreement, if requested by the managing underwriter for such offering and PSC, effect any public sale or distribution of Shares during the 10 days prior to, and during the 90-day period beginning on, the effective date of such registration statement.

         Pursuant to the Registration Agreement, if SPI enters into an underwriting agreement in connection with a firm commitment underwritten offering of the Shares (other than in connection with a Piggyback Registration), PSC will not, if requested by the managing underwriter for such offering and SPI, effect any public sale or distribution of any Common Shares or securities convertible into or exchangeable or exercisable for such Common Shares (other than pursuant to a registration statement on Form S-8 or any successor form), during the 10 days before, and during the 90-day period beginning on, the effective date of such registration statement.

         The following table summarizes certain information with respect to the Selling Shareholder:


                       Number of Shares                                Number of Shares    Percent of Shares
                       Beneficially Owned      Number of Shares      Beneficially Owned    Outstanding After
Selling Shareholder    Prior  to Offering (1)  Registered Herein     After Offering (2)      Offering (2)
-------------------    ----------------------  -----------------     ------------------    -----------------

Spectra-Physics, Inc.      977,135                 977,135                    -0-                ---


(1)  Information as of October 10, 1996
(2)  Assumes all shares registered herein are sold.

                              PLAN OF DISTRIBUTION

         Subject to the provisions of the Escrow Agreement and the Registration Agreement, the Shares may be sold from time to time by the Selling Shareholder or by pledgees, donees, transferees or other successors in interest. Such sales maybe made in any one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq National Market, and any exchange on which the Company's Common Shares may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such Shares as principal and resell them for their own account pursuant to this Prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or purchasers of Shares from whom they may act as agent (which compensation may be in excess of customary commissions).

         The Company has informed the Selling Shareholder that the anti-manipulative rules under the Exchange Act (Rules 10b-6 and 10b-7) may apply to their sales of Shares in the market. Also, the Company has informed the Selling Shareholder of the need for delivery of copies of the Prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

         In connection with such sales, the Selling Shareholder and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In order to comply with certain state securities laws, if applicable, the Shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     Pursuant to the Registration Agreement, the Company will use its best efforts to keep this Registration Statement continuously effective for a period of three years from the effective date hereof or such shorter period that will terminate when all Shares have been (i) disposed of pursuant to an affecting registration statement, (ii) sold under circumstances in which all of the applicable conditions of Rule 144 are met, or (iii) otherwise transferred if the Company has delivered a new certificate or other evidence of ownership for such Shares not bearing any restrictive legend citing the absence of registration thereof and such Shares may be resold without subsequent registration under the Securities Act of 1933, as amended, provided, however, that the Company's obligation to keep this Registration Statement effective will cease three months after such time as Selling Shareholder owns less than 10% of the Shares it owns on the date hereof, unless the reason Selling Shareholder owns less than 10% of the Shares is due to a certain "cut-back" provision contained in the Registration Agreement. There can be no assurance that the Selling Shareholder will sell any or all of the Shares which may be offered under this Registration Statement.
                                  LEGAL MATTERS

         The validity of the issuance of the Shares being offered hereby will be passed upon for the Company by Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP, Rochester, New York. Justin L. Vigdor, a partner of this firm, is a director of the Company, and Martin S. Weingarten, Secretary of the Company, is counsel to this firm. As of the date of this Prospectus, members of Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP beneficially own 17,249 Common Shares.

                                     EXPERTS

         The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The combined balance sheets of The Data Capture Group of Spectra-Physics AB as of December 31, 1995 and 1994, and the combined statements of operations, cash flows and changes in Spectra-Physics AB's investment for each of the three years ended December 31, 1995, incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K/A dated September 23, 1996, have been incorporated herein in reliance on the report of Coopers & Lybrand L. L. P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the fees and expenses payable by the Registrant in connection with the Offering:

         Securities and Exchange Commission registration fee.  $2,035.70
         Legal fees and expenses.............................   5,000.00
         Accounting fees and expenses........................   5,000.00
         Miscellaneous.......................................     500.00

                  TOTAL...................................... $12,535.70


ITEM 15. Indemnification of Directors and Officers

         Sections 721-726 of the New York Business Corporation Law, as amended (the "BCL"), give New York corporations the power to indemnify each of their present and former officers or directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation.

         The Restated Certificate of Incorporation of the Registrant as amended, contains a provision that eliminates the personal liability of each director to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director's duty if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's acts violated Section 719 of the BCL.

         The by-laws of the Registrant contain a provision permitted by the BCL that provides that directors and officers will be indemnified by the Registrant to the fullest extent permitted by law for all losses that may be incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their serve as a director or officer of the Registrant.

         The Registrant has entered into an indemnity agreement with each officer and director to provide contractual assurance that the protection afforded by the Registrant's by-laws will be available regardless of changes in the Registrant's charter documents or change in control of the Registrant.

         The  Registrant   maintains  an  officers'  and  directors'   liability
insurance policy insuring the covered individuals against acts or omissions taken by such persons in their capacities as officers or directors.

ITEM 16  Exhibits


Exhibit No.    Title

2.1            Asset and Stock Purchase Agreement among PSC Inc.,
               Spectra-Physics, Inc. and Spectra-Physics Holding, S. A. dated May 20, 1996, as amended by letter dated
               July 12, 1996 (incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K dated July 25, 1996
               (the "Form 8-K").

4.1 Form of Certificate for Common Shares of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-3, effective March 24,
               1995 (No. 33-89178)).

5.1            Opinion of Boylan, Brown, Code, Fowler,
               Vigdor & Wilson LLP.

10.1           Registration Rights and Holdback Agreement dated
               July 12, 1996 between Spectra-Physics, Inc. and PSC Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K).

10.2 Escrow Agreement dated July 12, 1996 among PSC Inc., Spectra-Physics, Inc. and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 10.5 to the Form 8-K).

23.1           Consent of Boylan, Brown, Code, Fowler, Vigdor &
               Wilson LLP (contained in Exhibit 5.1 to the Registration Statement).

23.2           Consent of Arthur Andersen LLP.

23.3           Consent of Coopers & Lybrand, L. L. P.

24             Power of Attorney (included on Page II-4).

ITEM 17. Undertakings

     (a) Rule 415 Offering. The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Incorporating Subsequent Exchange Act Documents by Reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans' annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Indemnification for Liabilities Arising Under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by any director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, State of New York on October 10, 1996.


                                     PSC Inc.


                                     By: /s/ L. Michael Hone
                                     L. Michael Hone,Chairman of the Board
                                     and Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. MICHAEL HONE and JUSTIN L. VIGDOR, or either one of them, as true and lawful attorneys-in-fact, each with full power and authority to act as such without the other, and with full power of substitution, for him and in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the undersigned hereby ratifying and confirming all that said attorneys-in-fact, or either of them or his substitute or substitutes, shall do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                 Title                            Date


         /s/ L. Michael Hone       Director, Chairman of the   October 10, 1996
         L. Michael Hone           Board, and Chief Executive
                                   Officer

         /s/ William J. Woodard    Vice President, Finance     October 10, 1996
         William J. Woodard        and Treasurer

         /s/ Scott D. Deverell    Controller (Principal
         Scott D. Deverell        Accounting Officer)         October 10, 1996



         /s/ Jay M. Eastman       Director                    October 10, 1996
         Jay M. Eastman


         /s/ Robert S. Ehrlich    Director                    October 10, 1996
         Robert S. Ehrlich


                                  Director
         James W. Henry


         /s/ Donald K. Hess       Director                     October 10, 1996
         Donald K. Hess


         /s/ Thomas J. Morgan     Director                     October 10, 1996
         Thomas J. Morgan


                                  Director
         James O'Shea


         /s/ Jack E. Rosenfeld    Director                     October 10, 1996
         Jack E. Rosenfeld


         /s/ Justin L. Vigdor     Director                     October 10, 1996
         Justin L. Vigdor